Exhibit 10.2

Summary of Agreement in English

Contract #02010570858

•	Type: Overdraft
•	Maturity: August 2014
•	Original value contract: R$ 350.000,00
•	Balance due: R$ 538.499,00 (approximately USD $200,000)
•	Discount granted: R$ 230.331,14 (approximately USD $85,000)

Contract #12348346613

•	Type: Working Capital
•	Maturity: January 2016
•	Original value contract: R$ 508.269,57 in December 2013
•	Balance due: R$ 509.953,61 (approximately USD $190,000)
•	Discount granted: R$ 218.121,47 (approximately USD $81,000)
•	Total assumed debt for the two outstanding debt: R$ 1.048.452,61 (approximately USD $391,000)
•	Cash repayment: R$ 600.000,00 (approximately USD $224,000)